EXHIBIT 99.6
FORM OF
RETENTION STOCK OPTION AGREEMENT AND VESTING PROVISIONS
2006 SHARE INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
     Pursuant to the Grant Notice (attached hereto) and this Stock Option Agreement (“Agreement”), Firethorn Holdings, LLC (the “Company”) has granted you an Option to purchase the number of Shares (“Shares”) of the Company’s common stock (“Stock”) indicated in the Grant Notice at the exercise price indicated in the Grant Notice (which Grant Notice is incorporated herein by this reference).
     The details of this Option are as follows:
     1. Exercise Period of Option. Notwithstanding any other provision of the Plan or this Agreement to the contrary, this Option must be exercised by the Optionee using one of the permitted means of exercise as provided in Section 4 during the period that begins on the date that the Option becomes vested as set forth below and ends on the date which is two and one-half months after the end of the tax year of the Optionee in which the Option becomes vested as set forth below (“Mandatory Exercise Period”). If the Option is not exercised during the applicable Mandatory Exercise Period, the Option shall terminate and shall cease to be exercisable.
     2. Assumption of Option; Restrictions on Exercise; Registration. This Option shall be assumed by Parent pursuant to Section 5. This Option may not be exercised, unless such exercise is in compliance with the Securities Act of 1933 and applicable state securities laws, as in effect on the date of exercise, and the requirements of any stock exchange or national market system on which the Company’s Shares may be listed at the time of exercise. Pursuant to Section 2.6(e) of the Merger Agreement, Parent shall file with the Securities and Exchange Commission (“SEC”), within twenty (20) business days of the Closing Date, a registration statement on Form S-8 relating to the shares of Acquiror Common Stock (defined below) issuable with respect to this Option and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for a reasonable period of time to allow exercise and sale of the shares of Acquiror Common Stock underlying the Option.
     3. Termination of Option. The vesting of the Option shall occur as follows:
          (a) Termination Without Cause. If the Company terminates the Optionee without Cause, the Option will accelerate and vest in full as of the date of termination without Cause, and may be exercised by the Optionee in accordance with the provisions of Section 1 hereof. For purposes of this Section 3, “Cause” shall have the same meaning as set forth in the Executive Retention Agreement dated as of November ___, 2007 by and between Parent and Optionee (the “Retention Agreement”).
          (b) Termination With Good Reason. If the Optionee terminates with Good Reason, the Option will accelerate and vest in full as of such termination and may be exercised by the Optionee upon vesting in accordance with Section 1 of this Agreement. “Good Reason” for purposes of this Section 3 shall have the same meaning as set forth in the Retention Agreement.
          (c) Death or Disability. Upon Optionee’s death or Disability (as defined in the Retention Agreement), the Option will accelerate and vest as of the date of the Optionee’s death or termination due to Disability on a pro rata basis based on the number of days the Optionee was employed prior to the date of death or termination due to Disability, divided by the number of full days in the three-year vesting period, multiplied by the number of Shares subject to this Option (rounded down for any fractional Share). In the case of Optionee’s Disability, Optionee shall be deemed to be employed through, and Optionee’s date of termination shall be, the last day of the applicable six (6) month period. The vested portion of the Option may be exercised as provided in Section 1 hereof by the heirs, beneficiaries, executors, administrators, guardians or other representative of Optionee in accordance with the provisions hereof.
          (d) Other Termination. Except as otherwise provided in Sections 3(a), 3(b) and 3(c) above, the Option shall not vest and the Optionee shall forfeit the Option to the extent it is unvested and not exercisable on the date of termination for any other reason.
          (e) No Right to Employment or Other Relationship. Nothing in the Plan or in this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company, or limit in any way the right of the Company to terminate the Optionee’s employment or other relationship at any time.
     4. Manner of Exercise.
          (a) Exercise Agreement. This Option may be exercised by the Optionee by delivering one of the applicable forms of exercise notice attached as Exhibit A to the Grant Notice (the “Exercise Notice”) (or electronically pursuant to an eTrade account established on the Optionee’s behalf), such form or electronic method of communication to be chosen by the Optionee. Such form or electronic communication shall set forth (i) Optionee’s election to exercise this Option with respect to some or all of the Shares subject to this Option, (ii) the number of Shares subject to this Option being purchased and (iii) manner of payment and withholding method selected by Optionee.
          (b) Exercise Price. The Notice shall be accompanied by full payment of the aggregate exercise price for the Shares being purchased. Payment for the Shares may be made at Optionee’s election in U.S. dollars in cash (by check), by delivery to the Company of a number of Options or Shares equal to the amount to be tendered, or a combination thereof, or by any other method permitted by Section 7.2(e) of the Plan.
          (c) Withholding Taxes. Prior to the issuance of Shares upon exercise of this Option, Optionee must pay, or make adequate provision for, any applicable federal or state withholding obligations. Optionee may, in Optionee’s sole discretion, elect to pay cash for such withholding or may provide for payment of withholding taxes upon exercise of the Option by directing that the Company retain Shares with a fair market value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to Optionee by deducting the Shares retained from the Shares exercised.
          (d) Issuance of Shares. Provided that the Exercise Notice and payment are completed and delivered to the Company, the Company shall cause the Shares to be issued in the name of Optionee or Optionee’s legal representative. Optionee shall not be considered a Shareholder until such time as the Shares have been issued as noted on the books of the Company.
     5. Assumption of Option. At the Effective Time, (i) Parent will assume this Option and this Option shall thereby be converted into an option to purchase the number of shares of common stock of Parent (“Parent Common Stock”) in accordance with Section 2.6(e) of the Merger Agreement which Section 2.6(e) is incorporated herein by this reference.

     6. Nontransferability of Options. This Option may not be transferred in any manner, other than by will or the laws of descent and distribution, except to the extent expressly allowed by the Plan, and may be exercised during Optionee’s lifetime only by Optionee. The terms of this Option shall be binding upon the executor, administrators, successors and assigns of Optionee.
     7. Tax Consequences. OPTIONEE UNDERSTANDS THAT THE GRANT AND EXERCISE OF THIS OPTION, AND THE SALE OF SHARES OBTAINED THROUGH THE EXERCISE OF THE OPTION, MAY HAVE TAX IMPLICATIONS THAT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO OPTIONEE. OPTIONEE REPRESENTS THAT OPTIONEE HAS CONSULTED WITH, OR WILL CONSULT WITH, HIS OR HER TAX ADVISOR; OPTIONEE FURTHER ACKNOWLEDGES THAT OPTIONEE IS NOT RELYING ON THE COMPANY FOR ANY TAX, FINANCIAL OR LEGAL ADVICE; AND IT IS SPECIFICALLY UNDERSTOOD BY THE OPTIONEE THAT NO REPRESENTATIONS OR ASSURANCES ARE MADE AS TO ANY PARTICULAR TAX TREATMENT WITH RESPECT TO THE OPTION.
     8. Interpretation.
          (a) If Parent contends that any or all of Optionee’s Option should not vest because the conditions to vesting set forth herein have not been met (and therefore that the Option should be cancelled), then Parent shall deliver a written notice (a “Notice”) to Executive pursuant to the notice provisions set forth in Section 15 of the Retention Agreement. The Notice shall specify in reasonable detail all reasons for which Parent contends the Option should not vest and should be cancelled.
          (b) If Optionee wishes to object to a Notice and/or the instructions in or reasons contained in the Notice, Optionee must deliver a written objection (“Objection”) to Parent within fifteen (15) calendar days after receipt of such Notice by Optionee, expressing such objection and explaining in reasonable detail the basis therefor. The Objection shall be delivered pursuant to the notice provisions set forth in Section 15. If Optionee fails to deliver to Parent an Objection to a Notice within the fifteen (15) calendar day period provided for in the first sentence of this paragraph, then that failure shall conclusively be deemed agreement with the Notice.
          (c) Following receipt by Parent of the written objection, if any, Parent and Optionee shall promptly meet to agree on their respective rights with respect to each of such claims. If there is no agreement, either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. The Option, to the extent there is an unresolved dispute between Parent and Optionee regarding its vesting or cancellation, shall continue to be held by Optionee and, notwithstanding anything to the contrary contained herein or in the Retention Agreement, shall not vest until a final settlement, adjudication by a trier of fact or other resolution of such claim has been reached.
          (d) The provisions of this Section 8 are meant to be an irrevocable exercise of the Board’s authority and delegation powers pursuant to Article 5 of the Plan shall be controlling upon the grant of the Option and thereafter, and shall supercede and replace any contrary default provisions of the Plan, including, without limitation, the provisions of Sections 5.1, 5.2, 5.3 and 5.4 thereof.
     9. Special Provisions for the Option. No restrictions on the shares that may be purchased through exercise of this option shall be placed on such shares other than any such restrictions set forth in the exercise notice, and no changes shall be made to the exercise notice following the grant of this option, except as may be required pursuant to applicable law or regulation. Without the prior written consent of Optionee, no re-pricing of this Option shall occur pursuant to Section 7.2(h) of the Plan. No action shall be taken by the board pursuant to section 11.1 of the Plan which would cause this Option to be considered a “Non-Qualified” Deferred Compensation Plan” under Treas. Reg. §1.409A-1(A)(1) or to cease to be considered a short-term deferral of compensation within the meaning of Treas. Reg. §1.409A-1(b)(4). The terms and provisions of this Agreement shall govern and control the Option, and shall be deemed to supercede, override and replace any conflicting provisions of the Plan. Neither Company, nor Parent, nor their successors or assigns shall amend the Plan or this Option, attempt to exercise any discretion granted under the Plan or to impose any additional restrictions or conditions with respect to this Option, or otherwise take any action that would conflict with the terms of this Option or otherwise have the effect of modifying any provision of this Agreement or the Option without the prior written consent of Optionee.
     10. Entire Agreement and Other Matters. The Plan (as amended or superceded as provided herein) and the Grant Notice are incorporated herein by reference. This Agreement, the Grant Notice and the Plan constitute the entire agreement of the parties hereto, and supersede all prior understandings and agreements with respect to the subject matter hereof. This Agreement and the Option are void ab initio unless the Grant Notice has been executed by the Optionee and the Optionee has agreed to all terms and provisions hereof.

VESTING PROVISIONS OF EMPLOYEE RETENTION STOCK OPTION AGREEMENT
Vesting of Retention Options.
     (a) The Retention Options shall vest in their entirety only if Executive has been continuously employed as an employee or consultant by Parent or any of its Affiliates on a full-time basis from the date of the Effective Time of the Merger until: (i) the Anniversary Date, or (ii) the date of Executive’s (A) termination of employment by Parent or its Affiliates other than for “Cause” or (B) voluntary termination of employment by Executive with “Good Reason.
     (b) If Executive’s employment with Parent (or any of its Affiliates) terminates prior to the Anniversary Date such that the vesting requirements set forth in Sections 2(a)(i) and (ii) above are not met, then the Retention Options remaining unvested shall be cancelled by their terms.
     (c) Upon the termination of Executive’s employment without Cause, or Executive’s resignation for Good Reason, the unvested Retention Options shall immediately vest.
     (d) Upon Executive’s death or Disability, the Retention Option will accelerate and vest as of the date of the Executive’s death or termination due to Disability on a pro rata basis based on the number of days the Executive was employed prior to the date of death or termination due to Disability, divided by the number of full days in the three-year vesting period, multiplied by the number of Shares subject to the Retention Option Agreement (rounded down for any fractional Share). In the case of Executive’s Disability, Executive shall be deemed employed through, and Executive’s date of termination shall be, the last day of the applicable six (6) month period.
     (e) Executive will be deemed to be continuously employed on a given date if Executive is on an approved leave of absence (including leaves permitted under applicable state and federal law), vacation, sick, or personal time off in accordance with the Company’s policies and procedures generally applicable to executives.
     (f) The Retention Options shall vest in accordance with the Retention Option Agreement.
     (g) If Parent contends that any or all of Executive’s Retention Options should not vest because the conditions to vesting set forth in Section 2(a) have not been met (and therefore that the Retention Options should be cancelled by their terms), then Parent shall deliver a written notice (a “Notice”) to Executive pursuant to the notice provisions set forth in Section 15 below. The Notice shall specify in reasonable detail all reasons for which Parent contends the Retention Options should not vest and should be cancelled.
     (h) If Executive wishes to object to a Notice and/or the instructions in or reasons contained in the Notice, Executive must deliver a written objection (“Objection”) to Parent within fifteen (15) calendar days after receipt of such Notice by Executive, expressing such objection and explaining in reasonable detail the basis therefor. The Objection shall be delivered pursuant to the notice provisions set forth in Section 15. If Executive fails to deliver to Parent an Objection to a Notice within the fifteen (15) calendar day period provided for in the first sentence of Section 2(h), then that failure shall conclusively be deemed agreement with the Notice.
     (i) Following receipt by Parent of the written objection, if any, Parent and Executive shall promptly meet to agree on their respective rights with respect to each of such claims. If there is no agreement, either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. The Retention Options, to the extent there is an unresolved dispute between Parent and Executive regarding their vesting or cancellation, shall continue to be held by Executive and, notwithstanding anything to the contrary contained herein or in the Retention Option Agreement, shall not vest until a final settlement, adjudication by a trier of fact or other resolution of such claim has been reached.